UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 1, 2020

South Dakota Soybean Processors, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

(605) 627-9240
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On January 1, 2020, South Dakota Soybean Processors, LLC (the "Company") entered into a new employment agreement with its Chief Executive Officer, Thomas J. Kersting.
Mr. Kersting's agreement provides for an annual base salary of $385,000 for each of the three years ended December 31, 2020, 2021 and 2022. For each calendar year thereafter, the Company's board of managers, at its sole discretion, will review and set Mr. Kersting's annual base salary during the remaining term of his agreement, provided it be no less than $365,000 unless agreed to by Mr. Kersting. After 2022, the agreement provides for successive 36-month terms until Mr. Kersting reaches the age of 62, at which time it will convert to a fixed three-year term ending on his 65th birthday. If Mr. Kersting is terminated without cause, he is entitled to receive: (i) his base salary for the greater of: (A) the remaining term of the agreement (up to a maximum of 36 months) or (B) 52 weeks from the date of termination; (ii) any other amounts earned, accrued or owed to Mr. Kersting under the agreement but not yet paid; and (iii) any other benefits payable to Mr. Kersting under any benefit plan or program of the Company. Mr. Kersting is also subject to a non-competition provision under which he is prohibited from competing with the Company during the term of the agreement and for a period of two years following his termination for any reason.
In addition to his base salary, the agreement grants to Mr. Kersting the right to receive an annual profit sharing bonus equal to 0.7% of the Company's annual net income in excess of $2 million. He is also entitled to paid vacations and holidays, receipt and participation in insurance benefits and retirement plans provided to other Company employees, and reimbursement of reasonable travel and other related employment expenses.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits. The following exhibits are filed with this report:
    10.1 Employment Agreement (Mr. Kersting) signed January 1, 2020.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: January 2, 2020	/s/ Mark Hyde
Mark Hyde, Chief Financial Officer